Exhibit 99.1

GeoMet Closes on Sale of Alabama Producing Properties

Houston, Texas – June 17, 2013 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced that, on June 14, 2013, it closed the previously announced sale of all of its coal bed methane properties located in the state of Alabama.

The sale resulted in net proceeds of approximately $62.0 million after normal and customary purchase price adjustments of $1.2 million to account for net cash flows from the effective date to the closing date. Simultaneously with the close of the property sale, approximately $57.0 million was used to repay outstanding borrowings under the Company’s Credit Agreement and $5.0 million was held in reserve to pay transaction related costs and expenses, including the liquidation of certain natural gas hedge positions. After this repayment, borrowings outstanding under the Credit Agreement totaled $77.0 million and such amount has been established as the new borrowing base. In connection with this repayment the non-conforming “Tranche B” portion of total outstanding borrowings, which has existed since August 2012, has been eliminated and the Company no longer has a borrowing base deficiency under the Credit Agreement. The next scheduled borrowing base determination is expected to occur on or around December 15th and will be based on the Company’s reserves at June 30th. The Credit Agreement continues to have a termination date of April 1, 2014.

Lantana Oil & Gas Partners, a Houston based divestiture firm, represented GeoMet in this transaction.

About GeoMet, Inc.

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Virginia, and West Virginia.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the volatility of future natural gas prices, our ability to maintain production levels, increases in operating costs, environmental and other regulations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.